RONSON CORPORATION RELEASES ITS 2004 ANNUAL REPORT'S
                            PRESIDENT'S REVIEW LETTER


Somerset, N.J., May 10, 2005 - Ronson Corporation (NASDAQ SmallCap RONC). Ronson Corporation (the "Company") today released the April 22nd letter from its 2004 Annual Report by Louis V. Aronson II, President and C.E.O. The letter includes the President's review of 2004 and the Company's outlook. The Company's shareholders are expected to receive the Ronson Corporation 2004 Annual Report later this month.

The President's Review is as follows:

                                                                  April 22, 2005


Dear Shareholder

RESULTS FOR YEAR ENDING DECEMBER 31, 2004
-----------------------------------------
Ronson Corporation's Net Sales were $28,483,000 in the year 2004 as compared to $26,740,000 in 2003, an increase of 7%. The Company's Net Earnings in the year 2004 were $193,000, as compared to $703,000 in the year 2003.

The Company's Earnings from Operations in the year 2004 were $922,000, as compared to $1,461,000 in the year 2003. The Company's Earnings from Operations were after other charges of $145,000 and $460,000 (before income taxes) in 2004 and 2003, respectively, due to litigation costs related to a shareholder derivative action, net of the associated insurance.

RONSON CONSUMER PRODUCTS CORPORATION (RCPC)
-------------------------------------------
Consolidated Net Sales of consumer products for the USA and Canada was virtually unchanged in 2004 as compared with 2003.

Product development continues to be one of our strengths with the focus on the development of products, unrelated to tobacco use, which support the sale of our fuels. For example, the new Ronson Tech Torch is proving to be a winner. A major retailer is selling the Tech Torch nationwide with success. Notwithstanding, there are many other large retail establishments that in time we expect will take the product. The Tech Torch is easy to handle and its various attachments are useful for a wide range of uses in the home and shop, even in a dental laboratory.

     NEW RONSON COMET
     ----------------
     Introduced in April 2004, the Ronson Comet refillable butane lighter, available in six attractive colors, has been well-received in the marketplace. National distribution in the USA and Canada is in progress and is yet to be fully completed. With its electronic ignition, adjustable flame and child resistant lighting mechanism, the Comet is competitively priced with leading brand name disposable lighters. The huge disposable lighter market of about 850 million lighters in the United States offers a sizable opportunity for the Comet. Its quality, function, appearance and pricing warrant success.

     NEW RONSON JET LITE
     -------------------
     In early 2005, Ronson introduced the new Jet Lite blue flame, refillable butane lighter. This sleek, new windproof lighter has a pinpoint torch flame which is excellent for outdoor use when hiking, sailing or golfing. Like the Comet, it is being well received in the marketplace, with distribution just beginning in the USA and Canada.

     NEW RONSON AERO TORCH
     ---------------------
     Distribution of the new Ronson Aero Torch, developed by Ronson's internal Research and Development department, started in the second half of 2004. Like the Comet, Jet Lite and Tech Torch, the Aero Torch has been well received in the marketplace in the USA and Canada by buyers and consumers alike. Although national distribution has begun, it is still in its early stages.

     CONSUMER PRODUCTS FACILITIES
     ----------------------------
     In February 2004, Ronson Consumer Products' Shipping and Receiving departments were moved from Ronson's Woodbridge, New Jersey plant to a nearby facility in South Brunswick, New Jersey. Additional space is required for Ronson's larger products such as the Tech Torch and Aero Torch, as well as contemplated larger products under development. The relocation of the Shipping and Receiving departments leaves vacated space needed by our manufacturing plant in Woodbridge, New Jersey.

     In early 2004, the Company made a major $1,000,000 investment at its Woodbridge plant for new automated equipment utilized in the filling and packaging of the Ronson Multi-Fill Butane. This high speed line complements the existing automated butane filling and packaging line that Ronson continues to use. The new automated filling and packaging line was installed prior to the end of 2004 and is now fully operational.

RONSON AVIATION, INC. (RAI)
---------------------------
In 2004, Ronson Aviation, Inc.'s (RAI) sales and earnings continued to be an important and major contributor to the Company's overall sales and earnings.

Headquartered at Trenton-Mercer Airport in Trenton, New Jersey, as a Fixed Base Operator (FBO), RAI provides aviation-related sales and services to the general public, industry and the US Government. RAI's facility, located on 18 acres of airport property, consists of a 52,000 square foot hangar and office complex and a state-of-the-art 58,500 gallon fuel storage complex servicing large transient corporate jets and other aircraft flying in and out of Trenton-Mercer Airport. The airport grows in importance due to its attractive location convenient to the New York, New Jersey and Philadelphia metropolitan areas.

     RAI FACILITIES
     --------------
     The previously announced plan to construct a new hangar and office complex at RAI progressed during 2004. Architectural plans and specifications are completed. Construction is expected to start during the second half of 2005 with completion of the hangar/office addition by year end 2006.

5% COMMON STOCK DIVIDEND
------------------------
The Company's Board of Directors on February 15, 2005, declared a 5% common stock dividend on the Company's outstanding Common Stock. The 5% stock dividend was payable on April 15, 2005. This is the fourth consecutive yearly 5% common stock dividend.

REDEMPTION OF PREFERRED STOCK
-----------------------------
On February 12, 2004, the Company's Board of Directors approved the redemption of the 34,875 shares of the Company's 12% Cumulative Convertible Preferred Stock which remained outstanding. In accordance with the terms of the Preferred Stock, the redemption price was $2.25 per share. The redemption was completed on May 31, 2004.

OUTLOOK
-------

     o While sales and earnings in the second half of 2005 are expected to exceed the second half of 2004, the Company's first half sales and earnings are anticipated to be lower than last year's first half.

     o With the introduction to the marketplace of new consumer products with others to follow, we will continue to build upon the renowned Ronson brand name.

     o Ronson Aviation, Inc.'s services will remain an important contributor to the Company's sales and earnings.

     o    Our short and long term plans are in place and working.


Mindful of adverse factors -- whether they be increased costs associated with the price of oil used in certain Ronson products, or litigation costs related to a dissident shareholder causing time consuming distractions -- our primary goals remain in focus: diversification, growth through product development and marketing, and increasing shareholder value.


                                           Sincerely,

                                           /s/ Louis V. Aronson II
                                           -------------------------------------
                                           Louis V. Aronson II
                                           President and Chief Executive Officer

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300